Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

July 18, 2018

Allakos Inc.

75 Shoreway Road, Suite A

San Carlos, California 94070

Re:    Securities Registered under Registration Statement on Form S-1 (File No. 333-225836) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Allakos Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act in connection with the registration under the Securities Act of 1,303,332 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), including up to 169,999 shares issuable upon exercise of an option to purchase additional shares granted by the Company. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-225836) (the “Prior Registration Statement”), which was declared effective on July 18, 2018, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold by the Company to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG    LOS ANGELES    NEW YORK    PALO ALTO

SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

July 18, 2018

On the basis of the foregoing, we are of the opinion that, upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as Exhibit 3.2 of the Prior Registration Statement, the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Prior Registration Statement, which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation